UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) January 26, 2004

PYRAMID BREWERIES, INC.

(Exact name of registrant as specified in its charter)

Washington	0-27116	91-1258355

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

91 SOUTH ROYAL BROUGHAM WAY
SEATTLE, WA 98134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 206-682-8322

Item 9. Regulation FD Disclosure

On January 26, 2004, Pyramid Breweries Inc. a Washington corporation, and Portland Brewing Company, an Oregon corporation, announced that they had entered into an asset purchase agreement. Per the asset purchase agreement, Pyramid Breweries Inc. will acquire Portland Brewing Company’s brewery and alehouse assets for total consideration of approximately $4.2 million, consisting of a combination of assumed liabilities, cash and, at Pyramid Breweries Inc.’s sole option, shares of Pyramid Breweries Inc. unregistered common stock. The terms of the transaction also include a 5-year earn out which may result in additional payments to Portland Brewing based on sales of Portland Brewing brands during the earn-out period. The transaction is subject to approval by the shareholders of Portland Brewing, and other customary closing conditions. However, shareholders representing at least 74% of Portland Brewing’s outstanding voting power are committed to vote in favor of the transaction pursuant to a voting agreement. The transaction is expected to close late in the first quarter or early second quarter of 2004.

The foregoing description of the asset purchase agreement and voting agreement does not purport to be complete and is qualified in its entirety by the terms of and conditions of the asset purchase agreement and voting agreement. Copies of the asset purchase agreement, the voting agreement and the press release issued by Pyramid Breweries Inc. on January 26, 2004 are attached hereto as exhibits and are each incorporated herein by reference.

Item 9. Regulation FD Disclosure
SIGNATURE
INDEX TO EXHIBITS
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on January 28, 2004.

PYRAMID BREWERIES INC.

By:	/s/ James K. Hilger James K. Hilger, Vice President and Chief Financial Officer

PYRAMID BREWERIES INC.

FORM 8-K

INDEX TO EXHIBITS

Exhibit	Description

99.1	Asset Purchase Agreement between Pyramid Breweries Inc., Portland Brewing Company and PBC Acquisition, LLC dated January 26, 2004.

99.2	Voting Agreement by and between Pyramid Breweries Inc., a Washington corporation, and MacTarnahan Portland Brewing Company Voting Trust dated January 26, 2004.

99.3	Press Release dated January 26, 2004 of Pyramid Breweries Inc.